Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

THARIMMUNE, INC.

(Pursuant to Sections 242 of the

General Corporation Law of the State of Delaware)

THARIMMUNE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Tharimmune, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 16, 2019, as amended ( the “Certificate of Incorporation”).

SECOND: ARTICLE IV of the Corporation’s Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

ARTICLE IV

“The aggregate number of shares of stock that the corporation shall have authority to issue is 1,010,000,000 of which (i) 1,000,000,000 shares shall be designated “Common Stock” , par value of $0.0001 and (ii) 10,000,000 shares shall be designated “Preferred Stock” , par value of $0.0001. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of share of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares of any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of the shares of the series.”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 10th day of October, 2025.

THARIMMUNE, INC.

By:	/s/ Sireesh Appajosyula
Name:	Sireesh Appajosyula
Title:	Chief Executive Officer

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